THIRD CENTURY BANCORP
80 East Jefferson Street
Franklin, IN  46131
Tel. 317-736-7151 Fax 317-736-4225

For Immediate Release:  Monday, May 8, 2006

Contact:  Robert D. Heuchan, President and CEO
          Debra K. Harlow, Chief Financial Officer

                     THIRD CENTURY BANCORP RELEASES EARNINGS
                     ---------------------------------------

Franklin, Indiana, OTCBB "TDCB"

Robert D. Heuchan, President and CEO of Third Century Bancorp, the holding company of Mutual Savings Bank, announced that for the quarter ended March 31, 2006, net income amounted to $143,000, or $0.10 per share, an increase of 78.75% from the $80,000 in earnings, or $0.05 per share, for the quarter ended March 31, 2005.

The increase in net income is primarily due to increased service charges on deposit accounts implemented in November 2005 and cost-saving modifications made to the employee benefit programs during 2005. Service charges on deposit accounts, a component of other income, increased by $29,000 for the three months ended March 31, 2006 to $74,000 from $45,000 for the three months ended March 31, 2005. The modifications to the employee benefit programs reduced salaries and employee benefit expense by $17,000 for the three months ended March 31, 2006 to $733,000 from $750,000 for the three months ended March 31, 2005, which is the largest component of general, administrative and other expenses.

Total assets decreased $520,000 at March 31, 2006 to $127.6 million from $128.1 million at December 31, 2005. The decline in assets was due to the use of cash and cash equivalents and maturing securities held to maturity to fund $3.4 million in loan growth, the repayment of $2.0 million of advances from Federal Home Loan Bank of Indianapolis and the re-investment of $1.0 million in securities classified as held to maturity.

Loans increased to $109.0 million at March 31, 2006 from $105.6 million at December 31, 2005, an increase of $3.4 million or 3.26%. Cash and cash equivalents declined $2.9 million and securities held to maturity declined $1.1 million to $8.1 million reflecting maturities.

Deposits increased to $88.9 million at March 31, 2006 from $88.6 million at December 31, 2005, an increase of $288,000 or 0.33%. The increase in deposits is due to an aggregate net increase of $694,000 or 1.57% in savings, NOW and money market accounts.

Stockholders' equity decreased by $3.2 million or 14.28% to $19.2 million at March 31, 2006 from $22.4 million at December 31, 2005. On March 16, 2006, the board of directors declared a $2.00 per share return of capital to all shareholders of record as of April 20, 2006 payable May 8, 2006, which will total $3.3 million and be reflected as a reduction of stockholders' equity.

Forward-looking statements made herein reflect management's expectation as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of the company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1955. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

Founded in 1890, Mutual Savings Bank is a full-service financial institution based in Johnson County, Indiana. In addition to its main office at 80 East Jefferson Street, Franklin, Indiana, the bank operates branches in Franklin at 1124 North Main Street, in the Franklin United Methodist Community, as well as in Nineveh and Trafalgar, Indiana.

                      Selected Consolidated Financial Data

                                                         At March 31,          At December 31,
                                                             2006                    2005
                                                             ----                    ----
Selected Consolidated Financial Condition Data:                     (In Thousands)
Total Amount of:
    Assets....................................                   $127,627                $128,147
    Loans receivable-net......................                    109,003                 105,557
    Cash and cash equivalents.................                      4,939                   7,853
    Interest-earning time deposits............                         --                     200
    Investment securities.....................                      8,132                   9,210
    Deposits..................................                     88,896                  88,608
    FHLB advances and other borrowings........                     15,500                  16,500
    Stockholders' equity-net .................                     19,159                  22,350




                                                                     At March 31,
                                                    -----------------------------------------------
                                                             2006                    2005
                                                             ----                    ----
                                                      (Dollars In Thousands, Except Share Data)
Selected Consolidated Earnings Data:
Total interest income.........................               $ 1,835              $ 1,641
Total interest expense........................                   640                  472
Net interest income...........................                 1,195                1,169
Provision of losses on loans..................                    15                   --
Net interest income after provision for losses
on loans......................................                 1,180                1,169
Total other income............................                   220                  169
General, administrative and other expenses....                 1,167                1,205
Income tax expense............................                    90                   53
Net income....................................                   143                   80
Earnings per share - basic....................                  0.10                 0.05
Earnings per share - diluted..................                  0.10                 0.05

Selected Financial Ratios and Other Data:
Interest rate spread during period............                  3.25%                3.50%
Net yield on interest-earning assets..........                  3.89                 3.91
Return on average assets......................                  0.45                 0.26
Return on average equity......................                  2.96                 1.39
Equity to assets..............................                 15.01                18.50
Average interest-earning assets to average
    interest-bearing liabilities..............                130.74               126.28
Non-performing assets to total assets.........                  0.19                 0.16
Allowance for loan losses to total loans
    outstanding...............................                  0.86                 0.99
Net charge-offs to average total loans outstanding              0.00                 0.01
General, administrative and other expense to
    average assets............................                  0.92                 0.96
Effective income tax rate.....................                 38.63                39.85
Dividend payout ratio (1).....................              2,098.44                  n/a
Dividend payout ratio (2).....................                 41.15                82.66
Number of full service offices................                     5                    6


--------
(1) The calculation of this ratio includes a $2.00 per share return of capital to shareholders of record as of April 20, 2006, payable May 8, 2006.
(2) The calculation of this ratio does not include the return of capital to shareholders.